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                                  Exhibit 23.1


                               CONSENT OF COUNSEL


         I hereby consent to the use of my name as Vice President, Secretary and General Counsel of the Company wherever it appears in the Registration Statement, including the Prospectus constituting a part thereof, and all amendments thereto.



                                                 RICHARD L. HINCKLEY, ESQ.



Las Vegas, Nevada
April 29, 1999